Exhibit 99.1

CONSENT OF FIG PARTNERS, LLC

Board of Directors

Island Bancorp, Inc.

2 South Water Street

Edgartown, MA 02539

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 20, 2016, to the Board of Directors of Island Bancorp, Inc., a Massachusetts corporation (the “Company”), as Annex B to the proxy statement/prospectus contained in that certain Registration Statement of Independent Bank Corp., a Massachusetts corporation (“Independent”), as amended by Amendment No. 1 on Form S-4 (the “Registration Statement”), relating to the proposed agreement and plan of merger involving the Company and Independent, and references made to our firm and such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Fig Partners, LLC
FIG Partners, LLC
Atlanta, Georgia January 4, 2017